Office Locations Las Vegas, NV New York, NY Pune, India Beijing, China

October 16, 2012

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

RE: All American Pet Company, Inc.

We have read the statements that we understand All American Pet Company, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith, LLC

Certified Public Accountants